EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                        For the Three Months Ended
                                  March 29, 1996              March 31, 1995
                             Primary   Fully Diluted     Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               2,167,088    2,167,088     2,097,776     2,097,776
    Dilutive shares
    available under
    stock options                19,431       19,431        13,419        16,962

Weighted average common
  shares and common
  stock equivalents
  outstanding                 2,186,519    2,186,519     2,111,195     2,114,738

Net earnings applicable
  to common shares             $727,721     $777,721      $424,249      $424,249

Earnings per share                $0.33        $0.33         $0.20         $0.20


                                        For the Nine Months Ended
                                  March 29, 1996              March 31, 1995
                             Primary   Fully Diluted     Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               2,137,451    2,137,451     2,092,814     2,092,814
    Dilutive shares
    available under
    stock options                17,145       18,990        11,569        16,962

Weighted average common
  shares and common
  stock equivalents
  outstanding                 2,154,596    2,156,441     2,104,383     2,109,776

Net earnings applicable
  to common shares           $3,026,992   $3,026,992    $1,522,978    $1,522,978

Earnings per share                $1.40        $1.40         $0.72         $0.72